Capital City Bank Group, Inc.
Reports First Quarter 2011 Results

TALLAHASSEE, Fla. (April 25, 2011) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $1.3 million, or $0.08 per diluted share for the first quarter of 2011 compared to net income of $1.9 million, or $0.12 per diluted share in the fourth quarter of 2010 (“linked quarter”) and a net loss of $3.5 million, or $0.20 per diluted share for the first quarter of 2010.

Compared to the fourth quarter of 2010, net income reflects lower net interest income of $1.4 million, an increase in the loan loss provision of $0.3 million, and higher income tax expense of $0.7 million, partially offset by higher noninterest income of $1.6 million, and lower noninterest expense of $0.2 million.  During the first quarter of 2011, we sold all of our Visa Class B shares of stock, which resulted in a $3.2 million pre-tax gain reflected in noninterest income and a swap liability of $0.6 million reflected in noninterest expense.

The increase in net income over the first quarter of 2010 was driven by a lower loan loss provision of $6.6 million and higher noninterest income of $2.4 million, partially offset by a reduction in net interest income of $1.0 million and higher income tax expense of $3.2 million.

“Given the current state of our economy, I am pleased to report Capital City earned a profit during the first quarter, but weak loan demand, historically low interest rates and general economic conditions within our markets continue to put pressure on earnings," said William G. Smith, Jr., Chairman, President and Chief Executive Officer.  Although our nonperforming assets remain elevated, many credit metrics are showing improved trends.  As expected, total credit costs remain elevated as we work loans through the collection cycle and dispose of OREO properties, both of which gained momentum during the quarter.  We operate from a position of strength with strong liquidity and capital base; and we continue to focus on core deposits as we believe this is the foundation of our long-term franchise value.  While we believe the worst is behind us, early on we suggested the road to recovery would be choppy and this is now playing out as we continue to experience volatility in our quarter to quarter performance."

The Return on Average Assets was 0.20% and the Return on Average Equity was 2.03% for the first quarter of 2011, compared to 0.30% and 2.90%, respectively for the fourth quarter of 2010, and -0.52% and -5.23%, respectively for the comparable quarter in 2010.

Discussion of Financial Condition

Average earning assets were $2.279 billion for the first quarter of 2011, an increase of $60.6 million, or 2.7% from the fourth quarter of 2010, and a decline of $79.7 million, or 3.4%, from the first quarter of 2010.  The higher level of earning assets over the linked quarter was funded by growth in both deposits and short-term borrowings.  Quarter over quarter, average overnight funds grew by $70.2 million, the investment portfolio grew $43.0 million and loans declined $52.6 million, partially attributable to the resolution of problem loans during the quarter.

As compared to the first quarter of 2010, earning assets declined $79.7 million.  A $123.4 million reduction in deposits, partially offset by a $56.6 million increase in short-term borrowings drove the overall reduction in earning assets.  The increase in short-term borrowings is attributable to the expiration of our Guarantee NOW Account (“GNA”) program and clients shifting deposits from the GNA to retail repurchase agreements, which is explained in greater detail below.  Average loans and overnight funds declined $156.0 million and $60.4 million, respectively, while investment securities increased $136.7 million.  Average loans have declined throughout the portfolio, driven primarily by reduction in the commercial real estate and construction loan categories.

The loan portfolio continues to be impacted by weak loan demand attributable to the lack of consumer confidence and a sluggish economy.  In addition to lower production, normal amortization and payoffs, the resolution of problem loans has the effect of lowering the loan portfolio as loans are either charged off or transferred to the other real estate owned category.  During the first quarter, problem loan resolutions accounted for $15.3 million, or 35% of a net reduction in total loans of $43.9 million, and on a year over year basis, problem loan resolutions accounted for $70.4 million, or 51% of the net reduction of $136.8 million1.

Nonperforming assets (including nonaccrual loans, restructured loans (“TDRs”), and other real estate owned (“OREO”)) totaled $153.3 million at the end of the first quarter of 2011, an increase of $8.1 million over the fourth quarter of 2010 and a reduction of $0.3 million from the first quarter of 2010.  Compared to the linked quarter, nonaccrual loans   increased $8.3 million due to a higher level of defaults within our problem loan pool, a significant portion of which was related to one borrowing relationship totaling $6.0 million.  TDRs totaled $24.0 million at the end of the first quarter, a $2.4 million increase over the linked quarter.  The balance of OREO decreased $2.6 million from the linked quarter reflective of an increased pace of property dispositions.  Compared to the first quarter of 2010, the slight decline in nonperforming assets reflects a $2.4 million reduction in the nonaccrual loan balance and a $6.8 million decline in TDRs, partially offset by an $8.9 million increase in the OREO balance.  Nonperforming assets represented 5.76% of total assets at March 31, 2011 compared to 5.54% at December 31, 2010 and 5.66% at March 31, 2010.

Average total deposits were $2.125 billion for the first quarter, an increase of $9.5 million, or 0.5%, from the fourth quarter of 2010 and a decrease of $123.4 million, or 5.5%, from the first quarter of 2010.  Deposit levels improved slightly from the linked quarter primarily as a result of growth in public funds, partially offset by declines in certificates of deposit and existing clients moving from our GNA product to repurchase agreements.  Public funds balances have increased as anticipated from the linked quarter reflecting seasonality within this deposit category.  Pursuant to changes in the FDIC’s Temporary Liquidity Guarantee Program, our government guaranteed NOW product was discontinued during the fourth quarter.  As of December 31, 2010, approximately $95 million in balances from this product remained in the NOW category, $95 million migrated to the noninterest bearing DDA category, and $60 million moved into Repurchase Agreements.

We continue to pursue prudent pricing discipline to manage the mix of our deposits.  Therefore, we are not attempting to compete with higher rate paying competitors for deposits.  The decrease from the first quarter of 2010 reflects a reduction in money market accounts (primarily promotional deposits), deposits transferring from GNA to repurchase agreements and lower certificates of deposit balances, partially offset by higher public funds.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $238.1 million during the first quarter of 2011 compared to an average net overnight funds sold position of $164.9 million in the prior quarter and an average overnight funds sold position of $297.0 million in the first quarter of 2010.  The higher balance when compared to the linked quarter primarily reflects the increase in deposits mentioned above, growth in short-term borrowings and declines in the loan portfolio, partially offset by a higher level of investment securities.  The unfavorable variance as compared to first quarter of 2010 is primarily attributable to declines in deposits and the deployment of funds to the investment portfolio, partially offset by a net reduction in loans.

Equity capital was $259.3 million as of March 31, 2011, compared to $259.0 million as of December 31, 2010 and $262.0 million as of March 31, 2010.  Our leverage ratio was 9.74%, 10.10%, and 9.64%, respectively, for the comparable periods.  Further, our risk-adjusted capital ratio of 14.82% at March 31, 2011 exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines and reflects an improvement of 23 basis points over the linked quarter.  At March 31, 2011, our tangible common equity ratio was 6.73%, compared to 6.82% at December 31, 2010 and 6.62% at March 31, 2010.

1 The problem loan resolutions and reductions in portfolio balances stated in this paragraph are based on “as of" balances, not averages.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2011 was $23.3 million compared to $24.6 million for the fourth quarter of 2010 and $24.5 million for the first quarter of 2010.

The decrease of $1.3 million in tax equivalent net interest income as compared to the linked quarter was due to two less calendar days; a reduction in loan income attributable to declining loan balances and continued unfavorable asset repricing.  This was partially offset by lower interest expense and a slight decrease in foregone interest on nonaccrual loans.  Lower interest expense reflects a reduction in deposit rates primarily in certificates of deposit.   With the exception of calendar days, the explanation for the $1.2 million decline from the prior year quarter essentially mirrors the explanation for the linked quarter.

The net interest margin in the first quarter of 2011 was 4.14%, a decrease of 27 basis points over the linked quarter and a decline of 7 basis points from the first quarter of 2010.  The decrease in the margin when compared to both periods was a reduction in the earning asset yield attributable to a shift in the mix of earning assets and continued unfavorable asset repricing.  Partially offsetting the unfavorable variances was a reduction in the cost of funds, primarily the average rate paid on certificates of deposit.

The provision for loan losses for the first quarter of 2011 was $4.1 million compared to $3.8 million in the fourth quarter of 2010 and $10.7 million for the first quarter of 2010.  The increase in the loan loss provision compared to the linked quarter primarily reflects reserves for newly identified impaired loans.  A reduction in general reserves had a favorable impact on the loan loss provision and reflects a decline in our classified loan balance, partially due to loan upgrades during the quarter, a lower historical loss ratio and a reduction in past dues.  Compared to the first quarter of 2010, a reduction in impaired loans was the primary factor driving the decline in the loan loss provision.  Net charge-offs for the first quarter of 2011 totaled $5.7 million, or 1.33%, of average loans compared to $6.1 million, or 1.35% for the fourth quarter of 2010 and $13.5 million, or 2.91% in the first quarter of 2010.  At quarter-end, the allowance for loan losses of $33.9 million was 1.98% of outstanding loans (net of overdrafts) and provided coverage of 35% of nonperforming loans compared to 2.01% and 41%, respectively, at December 31, 2010, and 2.23% and 38%, respectively, at March 31, 2010.

Noninterest income for the first quarter of 2011 totaled $16.3 million, an increase of $1.6 million, or 10.9% over the fourth quarter of 2010 and $2.4 million, or 16.9% over the first quarter of 2010.  The increase for both periods was due to a $3.2 million gain (reflected in other income) from the sale of all the Class B shares of Visa stock that were obtained from the initial public offering of Visa, Inc.  Compared to the linked quarter, a lower level of deposit fees of $0.5 million and mortgage banking fees of $0.4 million partially offset the gain realized from the sale of Visa stock.  The decline in deposit fees reflects a two-day calendar variance and a seasonal variance in the use of our overdraft product.  Mortgage banking fees declined primarily due to lower new loan production reflective of a slowdown in new home purchase activity in our Tallahassee market.  Additionally, gains from the sale of OREO properties and miscellaneous recoveries, both of which are reflected as other income, also declined from the linked quarter by $0.3 million and $0.4 million, respectively.  Compared to the first quarter of 2010, noninterest income increased $2.4 million reflecting the $3.2 million gain on the sale of Visa shares, a $0.3 million increase in bank card fees, and higher retail brokerage fees of $0.2 million, partially offset by a $0.6 million decline in deposit fees and a $0.7 million decline in merchant fees which is included in other income.  The decline in deposit fees compared to the first quarter of 2010 reflects a lower level of overdraft fees due to reduced activity reflective of current economic conditions, a higher level of consumer awareness that has both impacted consumer and business spending habits, as well as the implementation of new rules under Regulation E, which regulate our ability to post one-time debit card/ATM transactions for clients who have not opted in to our overdraft protection service.  The reduction in merchant fees reflects the migration of our last remaining merchant to another processor – the decline in these revenues are substantially offset by a reduction in processing costs, which are reflected as interchange fees in noninterest expense.

Noninterest expense for the first quarter of 2011 totaled $33.3 million, a decrease of $0.2 million, or 0.62%, from the fourth quarter of 2010 and $0.1 million, or 0.16%, from the first quarter of 2010.  The decline compared to the linked quarter was primarily due to a reduction in other expense of $1.1 million and intangible amortization expense of $0.2 million, partially offset by higher salary/benefit expense of $1.2 million.  Other expense declined due to lower OREO expense of $1.0 million, advertising expense of $0.4 million, professional fees of $0.3 million, and a decline in other losses of $0.6 million.  Unfavorable variances related to the recognition of a $0.6 million swap liability related to the sale of our Visa stock and the prior quarter reversal of our $0.8 million Visa litigation reserve partially offset the aforementioned reductions.  Lower carrying costs of $0.5 million and valuation adjustments/losses of $0.5 million were the primary reason for the decline in OREO expense.  A lower level of advertising and public relations activity drove the decline in advertising expense.  Professional fees were lower primarily due to nonrecurring expenses in the fourth quarter of 2010 for consulting engagements.  Intangible amortization expense declined due to the full amortization of core deposit intangibles related to several past acquisitions.  The increase in salary/benefit expense was due to higher incentive expense (cash and stock), the resetting of payroll/unemployment taxes and pension expense.  Incentive expense increased due to the resetting to par of several performance incentive programs.  The increase in pension expense reflects utilization of a lower discount rate in 2011 reflective of lower long-term bond interest rates.  Compared to the first quarter of 2010, the slight decrease in noninterest expense was attributable to lower salary/benefit expense of $0.2 million and intangible amortization of $0.4 million, partially offset by an unfavorable variance of $0.5 million in other expense.  The unfavorable variance for other expense was due to higher OREO expense of $0.8 million and recognition of a $0.6 million swap liability, partially offset by a decline in interchange fees of $0.6 million and professional fees of $0.2 million.

Income tax expense for the first quarter of 2011 totaled $0.5 million, an increase of $0.7 million over the fourth quarter of 2010, and $3.2 million over the first quarter of 2010.  A higher level of book operating profit at our bank subsidiary due to the gain on sale of Visa stock drove the higher level of tax expense compared to both periods.  Reversal of a tax contingency during the fourth quarter of 2010 also contributed to the variance.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (“The Company”) (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices and 79 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: legislative or regulatory changes, including the Dodd-Frank Act; the strength of the U.S. economy and the local economies where the Company conducts operations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the frequency and magnitude of foreclosure of the Company’s loans; continued depression of the market value of the Company that could result in an impairment of goodwill; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; our ability to declare and pay dividends; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; the Company’s ability to integrate acquisitions; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

EARNINGS HIGHLIGHTS
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
EARNINGS
Net Income(Loss)	$1,310	$1,918	$(3,463)
Net Income(Loss) Per Common Share	$0.08	$0.12	$(0.20)
PERFORMANCE
Return on Average Equity	2.03%	2.90%	-5.23%
Return on Average Assets	0.20%	0.30%	-0.52%
Net Interest Margin	4.14%	4.41%	4.21%
Noninterest Income as % of Operating Revenue	41.54%	37.69%	36.77%
Efficiency Ratio	83.30%	83.75%	85.00%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	13.46%	13.24%	12.81%
Total Capital Ratio	14.82%	14.59%	14.16%
Tangible Capital Ratio	6.73%	6.82%	6.62%
Leverage Ratio	9.74%	10.10%	9.64%
Equity to Assets	9.74%	9.88%	9.65%
ASSET QUALITY
Allowance as % of Non-Performing Loans	34.57%	40.57%	38.42%
Allowance as a % of Loans	1.98%	2.01%	2.23%
Net Charge-Offs as % of Average Loans	1.33%	1.35%	2.91%
Nonperforming Assets as % of Loans and ORE	8.66%	8.00%	8.10%
Nonperforming Assets as % of Total Assets	5.76%	5.54%	5.66%
STOCK PERFORMANCE
High	$13.80	$14.19	$14.61
Low	$11.87	$11.56	$11.57
Close	$12.68	$12.60	$14.25
Average Daily Trading Volume	21,740	21,385	26,854

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

(Dollars in thousands, except per share data)	2011 First Quarter	2010 Fourth Quarter	2010 Third Quarter	2010 Second Quarter	2010 First Quarter

INTEREST INCOME
Interest and Fees on Loans	$23,947	$25,656	$26,418	$26,644	$26,992
Investment Securities	1,071	1,080	1,014	1,114	990
Funds Sold	171	95	144	176	172
Total Interest Income	25,189	26,831	27,576	27,934	28,154

INTEREST EXPENSE
Deposits	1,258	1,524	1,820	2,363	2,938
Short-Term Borrowings	111	99	31	12	17
Subordinated Notes Payable	340	342	376	639	651
Other Long-Term Borrowings	494	508	565	551	526
Total Interest Expense	2,203	2,473	2,792	3,565	4,132
Net Interest Income	22,986	24,358	24,784	24,369	24,022
Provision for Loan Losses	4,133	3,783	5,668	3,633	10,740
Net Interest Income after Provision for Loan Losses	18,853	20,575	19,116	20,736	13,282

NONINTEREST INCOME
Service Charges on Deposit Accounts	5,983	6,434	6,399	7,039	6,628
Data Processing Fees	974	880	911	919	900
Asset Management Fees	1,080	1,095	1,040	1,080	1,020
Retail Brokerage Fees	729	738	671	846	565
Gain on Sale of Investment Securities	-	-	3	-	5
Mortgage Banking Fees	617	1,027	772	641	508
Interchange Fees (1)	1,360	1,285	1,291	1,289	1,212
ATM/Debit Card Fees (1)	1,136	1,051	1,036	1,073	963
Other	4,455	2,225	1,326	1,787	2,166
Total Noninterest Income	16,334	14,735	13,449	14,674	13,967

NONINTEREST EXPENSE
Salaries and Associate Benefits	16,577	15,389	15,003	15,584	16,779
Occupancy, Net	2,396	2,406	2,611	2,585	2,408
Furniture and Equipment	2,226	2,268	2,288	2,192	2,181
Intangible Amortization	353	553	709	710	710
Other	11,779	12,924	11,752	13,558	11,306
Total Noninterest Expense	33,331	33,540	32,363	34,629	33,384

OPERATING PROFIT(LOSS)	1,856	1,770	202	781	(6,135)
Provision for Income Taxes	546	(148)	(199)	50	(2,672)
NET INCOME(LOSS)	$1,310	$1,918	$401	$731	$(3,463)

PER SHARE DATA
Basic Earnings	$0.08	$0.12	$0.02	$0.04	$(0.20)
Diluted Earnings	$0.08	$0.12	$0.02	$0.04	$(0.20)
Cash Dividends	0.100	0.100	0.100	0.100	0.190
AVERAGE SHARES
Basic	17,122	17,095	17,087	17,063	17,057
Diluted	17,130	17,096	17,088	17,074	17,070

(1) Together referred to as "Bank Card Fees"

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

(Dollars in thousands, except per share data)	2011 First Quarter	2010 Fourth Quarter	2010 Third Quarter	2010 Second Quarter	2010 First Quarter

ASSETS
Cash and Due From Banks	$52,000	$35,410	$48,701	$52,380	$52,615
Funds Sold and Interest Bearing Deposits	271,375	200,783	193,415	250,508	293,413
Total Cash and Cash Equivalents	323,375	236,193	242,116	302,888	346,028

Investment Securities, Available-for-Sale	311,356	309,731	231,303	218,785	217,606

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	153,960	157,394	156,049	161,268	169,766
Real Estate - Construction	35,614	43,239	45,346	56,910	79,145
Real Estate - Commercial	668,583	671,702	680,639	676,516	729,011
Real Estate - Residential	404,204	420,604	448,704	450,997	394,132
Real Estate - Home Equity	248,745	251,565	250,795	247,726	245,185
Consumer	196,205	200,727	207,207	215,723	224,793
Other Loans	5,098	9,937	9,828	9,498	6,888
Overdrafts	2,385	3,503	2,669	3,144	2,701
Total Loans, Net of Unearned Interest	1,714,794	1,758,671	1,801,237	1,821,782	1,851,621
Allowance for Loan Losses	(33,873)	(35,436)	(37,720)	(38,442)	(41,198)
Loans, Net	1,680,921	1,723,235	1,763,517	1,783,340	1,810,423

Premises and Equipment, Net	113,918	115,356	115,689	116,802	117,055
Intangible Assets	85,806	86,159	86,712	87,421	88,131
Other Real Estate Owned	55,364	57,937	51,208	48,110	46,444
Other Assets	91,754	93,442	89,451	93,398	89,416
Total Other Assets	346,842	352,894	343,060	345,731	341,046

Total Assets	$2,662,494	$2,622,053	$2,579,996	$2,650,744	$2,715,103

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$540,184	$546,257	$479,887	$460,168	$446,855
NOW Accounts	818,512	770,149	830,297	891,636	890,570
Money Market Accounts	288,224	275,416	282,848	303,369	376,091
Regular Savings Accounts	150,051	139,888	135,143	132,174	130,936
Certificates of Deposit	350,076	372,266	393,268	412,964	438,488
Total Deposits	2,147,047	2,103,976	2,121,443	2,200,311	2,282,940

Short-Term Borrowings	86,650	92,928	38,138	21,376	18,900
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	50,050	50,101	46,456	55,605	50,679
Other Liabilities	56,582	53,142	50,383	48,885	37,738

Total Liabilities	2,403,216	2,363,034	2,319,307	2,389,064	2,453,144

SHAREOWNERS' EQUITY
Common Stock	171	171	171	171	171
Additional Paid-In Capital	37,548	36,920	36,864	36,633	36,816
Retained Earnings	237,276	237,679	237,471	238,779	239,755
Accumulated Other Comprehensive Loss, Net of Tax	(15,717)	(15,751)	(13,817)	(13,903)	(14,783)

Total Shareowners' Equity	259,278	259,019	260,689	261,680	261,959

Total Liabilities and Shareowners' Equity	$2,662,494	$2,622,053	$2,579,996	$2,650,744	$2,715,103

OTHER BALANCE SHEET DATA
Earning Assets	$2,297,525	$2,269,185	$2,225,955	$2,291,075	$2,362,640
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	437	742	1,248	1,910	2,572
Other	558	606	653	700	748
Interest Bearing Liabilities	1,806,450	1,763,635	1,789,037	1,880,011	1,968,551

Book Value Per Diluted Share	$15.13	$15.15	$15.25	$15.32	$15.34
Tangible Book Value Per Diluted Share	10.13	10.11	10.18	10.21	10.18

Actual Basic Shares Outstanding	17,127	17,100	17,095	17,067	17,063
Actual Diluted Shares Outstanding	17,136	17,101	17,096	17,078	17,076

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited
	2011	2010	2010	2010	2010
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$35,436	$37,720	$38,442	$41,199	$43,999
Provision for Loan Losses	4,133	3,783	5,668	3,633	10,740
Net Charge-Offs	5,696	6,067	6,390	6,390	13,540

Balance at End of Period	$33,873	$35,436	$37,720	$38,442	$41,199
As a % of Loans	1.98%	2.01%	2.10%	2.11%	2.23%
As a % of Nonperforming Loans	34.57%	40.57%	39.94%	37.80%	38.42%
As a % of Nonperforming Assets	22.09%	24.39%	25.90%	25.66%	26.81%

CHARGE-OFFS
Commercial, Financial and Agricultural	$721	$629	$242	$405	$842
Real Estate - Construction	-	234	701	1,220	3,722
Real Estate - Commercial	430	1,469	1,741	920	4,631
Real Estate - Residential	4,445	3,629	3,175	4,725	3,727
Consumer	620	582	1,057	360	1,507

Total Charge-Offs	$6,216	$6,543	$6,916	$7,630	$14,429

RECOVERIES
Commercial, Financial and Agricultural	$63	$48	$65	$181	$77
Real Estate - Construction	9	-	-	8	-
Real Estate - Commercial	12	55	6	43	157
Real Estate - Residential	96	7	181	638	114
Consumer	340	366	274	370	541

Total Recoveries	$520	$476	$526	$1,240	$889

NET CHARGE-OFFS	$5,696	$6,067	$6,390	$6,390	$13,540

Net Charge-Offs as a % of Average Loans(1)	1.33%	1.35%	1.40%	1.39%	2.91%

RISK ELEMENT ASSETS
Nonaccruing Loans	$73,954	$65,700	$74,168	$74,504	$76,382
Restructured Loans	24,028	21,649	20,267	27,200	30,843
Total Nonperforming Loans	97,982	87,349	94,435	101,704	107,225
Other Real Estate	55,364	57,937	51,208	48,110	46,444
Total Nonperforming Assets	$153,346	$145,286	$145,643	$149,814	$153,669

Past Due Loans 30-89 Days	$19,391	$24,193	$24,904	$21,192	$18,768
Past Due Loans 90 Days or More	$-	$159	$-	$-	$-

Nonperforming Loans as a % of Loans	5.71%	4.97%	5.24%	5.58%	5.79%
Nonperforming Assets as a % of
Loans and Other Real Estate	8.66%	8.00%	7.86%	8.01%	8.10%
Nonperforming Assets as a % of Capital(2)	52.31%	49.34%	48.81%	49.92%	50.69%
Nonperforming Assets as a % of Total Assets	5.76%	5.54%	5.65%	5.65%	5.66%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2011			Fourth Quarter 2010			Third Quarter 2010			Second Quarter 2010			First Quarter 2010
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,730,330	24,101	5.65%	$1,782,916	25,799	5.74%	$1,807,483	26,568	5.83%	$1,841,379	26,795	5.84%	$1,886,367	27,180	5.84%

Investment Securities
Taxable Investment Securities	231,153	851	1.48%	178,926	799	1.78%	124,625	674	2.15%	128,268	708	2.21%	71,325	500	2.81%
Tax-Exempt Investment Securities	74,226	337	1.81%	83,469	434	2.08%	88,656	521	2.35%	92,140	624	2.71%	97,316	753	3.10%

Total Investment Securities	305,379	1,188	1.56%	262,395	1,233	1.87%	213,281	1,195	2.23%	220,408	1,332	2.42%	168,641	1,253	2.98%

Funds Sold	242,893	171	0.28%	172,738	95	0.24%	252,434	144	0.22%	267,578	176	0.26%	303,280	172	0.23%

Total Earning Assets	2,278,602	$25,460	4.53%	2,218,049	$27,127	4.85%	2,273,198	$27,907	4.87%	2,329,365	$28,303	4.87%	2,358,288	$28,605	4.92%

Cash and Due From Banks	50,942			51,030			50,942			50,739			54,873
Allowance for Loan Losses	(34,822)			(37,713)			(39,584)			(41,074)			(44,584)
Other Assets	348,295			345,427			342,202			339,458			329,842

Total Assets	$2,643,017			$2,576,793			$2,626,758			$2,678,488			$2,698,419

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$786,939	$261	0.13%	$837,625	$296	0.14%	$871,158	$326	0.15%	$879,329	$400	0.18%	$867,004	$384	0.18%
Money Market Accounts	278,562	131	0.19%	282,887	134	0.19%	293,424	145	0.20%	333,976	331	0.40%	374,161	689	0.75%
Savings Accounts	144,623	18	0.05%	136,276	16	0.05%	133,690	17	0.05%	131,333	17	0.05%	126,352	15	0.05%
Time Deposits	360,575	848	0.95%	382,870	1,078	1.12%	402,880	1,332	1.31%	430,571	1,615	1.50%	438,112	1,850	1.71%
Total Interest Bearing Deposits	1,570,699	1,258	0.32%	1,639,658	1,524	0.37%	1,701,152	1,820	0.42%	1,775,209	2,363	0.53%	1,805,629	2,938	0.66%

Short-Term Borrowings	87,267	111	0.52%	34,706	99	1.14%	23,388	31	0.54%	22,694	12	0.20%	30,673	17	0.22%
Subordinated Notes Payable	62,887	340	2.16%	62,887	342	2.13%	62,887	376	2.34%	62,887	639	4.02%	62,887	651	4.14%
Other Long-Term Borrowings	50,345	494	3.98%	50,097	508	4.02%	54,258	565	4.13%	52,704	551	4.20%	49,981	526	4.27%

Total Interest Bearing Liabilities	1,771,198	$2,203	0.50%	1,787,348	$2,473	0.55%	1,841,685	$2,792	0.60%	1,913,494	$3,565	0.75%	1,949,170	$4,132	0.86%

Noninterest Bearing Deposits	554,680			476,209			471,013			458,969			443,131
Other Liabilities	55,536			50,614			50,318			42,152			37,563

Total Liabilities	2,381,414			2,314,171			2,363,016			2,414,615			2,429,864

SHAREOWNERS' EQUITY:	$261,603			$262,622			$263,742			$263,873			$268,555

Total Liabilities and Shareowners' Equity	$2,643,017			$2,576,793			$2,626,758			$2,678,488			$2,698,419

Interest Rate Spread		$23,257	4.03%		$24,654	4.30%		$25,115	4.27%		$24,738	4.12%		$24,473	4.06%

Interest Income and Rate Earned(1)		$25,460	4.53%		$27,127	4.85%		$27,907	4.87%		$28,303	4.87%		$28,605	4.92%
Interest Expense and Rate Paid(2)		2,203	0.39%		2,473	0.44%		2,792	0.49%		3,565	0.61%		4,132	0.71%

Net Interest Margin		$23,257	4.14%		$24,654	4.41%		$25,115	4.38%		$24,738	4.26%		$24,473	4.21%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.